SUREPURE ANNOUNCES EXCLUSIVE DISTRIBUTION AGREEMENT

WITH MILK INDEPENDENT IN SUB-SAHARAN AFRICA

NEW YORK, August 23, 2013 - SurePure, Inc. (SURP), the global leader in liquid photopurification, today announced that its subsidiaries SurePure Marketing SA (Pty) Ltd and SurePure Operations AG have entered into an exclusive agreement with Milk Independent (Pty) Ltd of Stellenbosch, South Africa, for the distribution of its SurePure photopurification technology in the dairy sector across sub-Saharan Africa.

This announcement follows closely the announcement that the Indian Food Safety regulatory body (FSSAI) has approved the use of SurePure's proprietary photopurification technology as an alternative process to thermal pasteurization for milk and other dairy products in India. SurePure’s distribution agreement with Milk Independent paves the way for the commercialization of SurePure's technology throughout Africa’s fluid milk market, one of the largest dairy markets in the world. South Africa consumes 2.7 billion litres of milk per annum, with the balance of sub-Saharan Africa contributing about 28.3 billion litres per annum.

James Fitzpatrick, Chief Executive Officer of Milk Independent stated, "We understand the massive opportunity for South Africa in food processing technologies. Taking this one step further into the rest of Africa means that we can bring about important changes, such as reducing carbon footprint, improving nutritional delivery in dairy products, reducing the costs of dairy processing and bringing a better product to the market at a lower cost.”

Steve Miller, VP Sales & Marketing at SurePure commented, "We were impressed with Milk Independent’s commitment to our technology, bringing into production a state-of-the-art dairy processing plant in less than six months. While this is a measure of their expertise, they would be the first to concede that the ease-of-insertion of the SurePure technology played a significant part in this process. Milk Independent plans to have a similar processing plant in Centurion by the first quarter of 2014. The combined capacity of both facilities will be in excess of four million litres per month, less than 2 % of South African production. This leaves large upside for Milk Independent to address.”

About SurePure

SurePure is the global leader in liquid photopurification, the green alternative to pasteurization and chemicals. Using its patented 'Turbulator' technology, SurePure systems use UV-C light to purify microbiologically sensitive liquids such as wine, fruit juice and milk. Although designed to deliver food-grade solutions, it can also be harnessed to improve processing liquids such as water, brines and sugar syrup solutions, even animal blood plasma. SurePure's technology offers greater microbiological efficacy than conventional UV systems and is effective for both clear and turbid liquids, a world first.  SurePure offers a greener alternative to comparable heat or chemical-based processes and significant process and energy savings. It also provides opportunities for the development of innovative and differentiated products with desired consumer benefits, guaranteed food safety and sound commercial benefits. Go to www.surepureinc.com for more information.

CONTACTS:

Investor:
Adam Holdsworth
646-862-4607
adamh@proactivecapital.com

Media:
Sandra Lee
646-862-4608
slee@proactivecapital.com

Milk Independent:

John R Ramsey

+27 81 578 2291

johnr@mimilk.co.za